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                                                                     EXHIBIT 4.8

                                AMENDMENT NO. 3
                                    TO THE
                                    BYLAWS
                             OF JAMESON INNS, INC.

     Article VII of the Bylaws of Jameson Inns, Inc. is hereby amended by adding new Section 7.9 to read in its entirety as follows:

          Section 7.9 Inspection of Records by Shareholders. (a) A shareholder
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     is entitled to inspect and copy, during regular business hours at the corporation's principal office, any of the following records of the corporation if the shareholder gives the corporation written notice of the shareholder's demand at least five business days before the date on which the shareholder wishes to inspect and copy such records:

               1. The corporation's Articles or Restated Articles of Incorporation and all amendments currently in effect;

               2. The corporation's Bylaws or Restated Bylaws and all amendments currently in effect;

               3. Resolutions adopted by either the shareholders or the Board of Directors increasing or decreasing the number of directors, the classification of directors, if any, and the names and residence addresses of al members of the Board of Directors;

               4. Resolutions adopted by the Board of Directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to such resolutions are outstanding and any resolutions adopted by the Board of Directors that affect the size of the Board of Directors;

               5. The minutes of all shareholders' meetings, executed waivers of notice of meetings, and executed written consents evidencing all action taken by shareholders without a meeting, for the past three years;

               6. All written communications to shareholders generally within the past three years, including the financial statements furnished for the past three years under Official Code of Georgia Annotated (S) 14-2-1620 (GCA (S) 22-1620);
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               7.  A list of the names and business addresses of the
          corporation's current directors and officers; and

               8. The corporation's most recent annual registration as delivered to the Secretary of State.

          (b) A shareholder is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the shareholder meets the requirements of subsection (c) of this Section 7.9 and gives the corporation written notice of the shareholder's demand at least five business days before the date on which the shareholder wishes to inspect and copy such records:

               1. Excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board of Directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or Board of Directors without a meeting, to the extent not subject to inspection under subsection (a) of this Section 7.9;

               2.  Accounting records of the corporation; and

               3.  The record of shareholders.

          (c) A shareholder may inspect and copy the records described in subsection (b) of this Section 7.9 only if: (1) the shareholder's demand is made in good faith and for a proper purpose that is reasonably relevant to the shareholder's legitimate interest as a shareholder; (2) the shareholder owns two percent or more the corporation's outstanding shares; (3) the shareholder describes with reasonable particularity the shareholder's purpose and the records the shareholder desires to inspect; (4) the records are directly connected with the shareholder's purpose; (5) the records are to be used only for the stated purpose; and (6) the shareholder signs a confidentiality and non-disclosure agreement acceptable to the corporation.

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